Exhibit 16.1

NEFF & RICCI LLP

       January 29, 2001

       Securities and Exchange Commission
       450 5th Street, NW
       Washington, D.C. 20549

       Gentlemen:

       In reference to Form 8-K filed by Advanced Optics Electronics, Inc. (0-2451 1), we agree with the statements made by the Registrant except for the following:

                Our dismissal occurred on January 16, 2001. On that date, we were discussing with management the company's contractual terms with the purchaser of it's first billboards and the timing of our proposed written and oral audit confirmations of the terms of such contract with the purchaser. During that discussion, we were asked if we were uncomfortable with them as a client. We responded by saying it depended upon the answers we received from our questions. We were told, with such a response, that the company was uncomfortable with us as auditors and we should cease and desist all audit work.

       The aforementioned is our perception of the matter and there may be other explanations for our dismissal. Accordingly, this has been disclosed in accordance with Regulation S-B Item
       304(a)(1)(v)(C).

       Respectfully submitted,

       Neff& Ricci LLP
        /s/  Anthony W. Royle
       Anthony W. Royle, CPA
       Partner







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